Exhibit 10.9
PROMISSORY NOTE

LOAN TERMS TABLE
Lender: KeyBank National Association, a national banking association, its successors and assigns
Lender’s Address: 1675 Broadway, Suite 400, Mail Code CO-02-WT-0400, Denver, CO 80202
Lender’s Facsimile No.: (720) 904-4430
Borrower: TNP SRT MORENO MARKETPLACE, LLC, a Delaware limited liability company “Borrower”)
Borrower’s Address: c/o Thompson National Properties, LLC, 1900 Main Street, Suite 700, Irvine, California, Attention: Steve Corea
Borrower’s Facsimile No.: (949) 252-0212
Borrower’s Tax Identification Number: 27-1166003
Property: Real property commonly known as “Moreno Marketplace Shopping Center” located in the City of Moreno Valley, County of Riverside, State of California and certain personal property
Note Date: November 12, 2009
Original Principal Amount: $9,250,000.00
Maturity Date: November 12, 2011, subject to extension as provided herein
First Extension Period: November 12, 2011 through (and including) November 12, 2012, subject to exercise of first extension option and satisfaction of conditions thereto set forth below.
Second Extension Period: November 12, 2012 through (and including) November 12, 2013, subject to exercise of second extension option and satisfaction of conditions thereto set forth below
Initial Interest Rate: Five and one half of one percent (5.50%) per annum
Initial Interest Payment Per Diem: $28,263.89
First Extension Rate: Seven percent (7.00%) per annum (subject to exercise of first extension option and satisfaction of conditions thereto)
Second Extension Rate: See definition of “Applicable Interest Rate” below (subject to exercise of second extension option and satisfaction of conditions thereto)
Applicable Interest Rate: Defined in Section 2(e)(iii) below
Monthly Payment: See Section 2(b)
Monthly Payment Date: December 1, 2009 and on the first day of each successive month thereafter until the Maturity Date
First Interest Rate Adjustment Date: First day of First Extension Period, if applicable
Second Interest Rate Adjustment Date: First day of Second Extension Period, if applicable
     1. Loan Amount and Rate. FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender, the Original Principal Amount (or so much thereof as is outstanding from time to time, which is referred to herein as the “Outstanding Principal Balance” or “OPB”), with interest on the unpaid OPB from the date of disbursement of the Loan (as hereinafter defined) evidenced by this Promissory Note (“Note”) at the Applicable Interest Rate. Interest shall be calculated based on the daily rate which is produced assuming a three hundred sixty

(360) day year multiplied by the actual number of days elapsed. The loan evidenced by this Note will sometimes hereinafter be called the “Loan.” The above Loan Terms Table (hereinafter referred to as the “Table”) is a part of the Note and all terms used in this Note that are defined in the Table shall have the meanings set forth therein.
     2. Principal and Interest. Payments of principal and interest shall be made as follows:
          (a) An interest payment on the date of disbursement of the Loan proceeds in an amount calculated by multiplying the (i) Initial Interest Payment Per Diem by (ii) the number of days from (and including) the date of the disbursement of the Loan proceeds through the last day of the calendar month in which the disbursement was made;
          (b) A “Monthly Payment” on each Monthly Payment Date until the Maturity Date consisting of (i) interest, at the Applicable Interest Rate, on the OPB in arrears and (ii) principal payment in the amount of Ten Thousand and No/100ths Dollars ($10,000) (“Required Monthly Principal”); and
          (c) If not sooner paid, the Outstanding Principal Balance, all unpaid interest thereon, and all other amounts owed to Lender pursuant to this Note or any other Loan Document (as hereinafter defined) or otherwise in connection with the Loan or the security for the Loan shall be due and payable on the Maturity Date.
Anything herein to the contrary notwithstanding, if: (i) at any time, any applicable law or regulation or any change therein or in the interpretation or application thereof shall make it unlawful for Lender to make or maintain the indebtedness evidenced by this Note in eurodollars; or (ii) at the time of or prior to the determination of the Applicable Interest Rate, Lender determines (which determination shall be conclusive in the absence of manifest error) that by reason of circumstances affecting the London interbank market generally: (A) deposits in United States Dollars in the relevant amounts and of the relevant maturity are not available to Lender in the London interbank market, (B) the Applicable Interest Rate does not adequately and fairly reflect the cost to Lender of making or maintaining the Loan, due to changes in administrative costs, fees, tariffs and taxes and other matters outside of Lender’s reasonable control, or (C) adequate and fair means do not or will not exist for determining the Applicable Interest Rate as set forth in this Note, then Lender shall give Borrower prompt notice thereof, and this Note shall bear interest, and continue to bear interest until Lender determines that the applicable circumstance described in the foregoing clause (A), (B) or (C) no longer pertains, at a fluctuating rate per annum equal to the Adjusted Prime Rate.
     3. Definitions. For purposes of this Note, the following terms shall have the following meanings:
          (a) “Adjusted LIBOR Rate” means an interest rate per annum equal to the sum of (A) the rate obtained by dividing (y) the LIBOR Rate for a LIBOR Reference Period by (z) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage for LIBOR Reference Period plus (B) the LIBOR Rate Margin.

          (b) “Adjusted Prime Rate” means an interest rate per annum equal to the sum of (A) the Prime Rate Margin and (B) the Prime Rate. Any change in the Adjusted Prime Rate shall be effective immediately from and after such change in the Adjusted Prime Rate.
          (c) “Affiliate” means, as to any Person, any other Person which directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of such individual’s family (which shall include parents, spouse, children, grandchildren, siblings, aunts, uncles, cousins, nieces or nephews as well as the spouse of any of the foregoing) and any trust whose principal beneficiary is such individual or one or more members of such family and any Person who is controlled by any such member or trust.
          (d) “Applicable Interest Rate” means (A) from the date of this Note to the day immediately preceding the First Interest Rate Adjustment Date, a rate equal to the Initial Interest Rate, (B) provided Borrower has exercised its first extension option and the conditions herein to such extension have been satisfied, from the First Interest Rate Adjustment Date to the day immediately preceding the Second Interest Rate Adjustment Date, a rate equal to the First Extension Rate and (C) provided Borrower has exercised its second extension option and the conditions herein to such extension have been satisfied, from the Second Interest Rate Adjustment Date until the Maturity Date, a rate (the “Second Extension Rate”) equal to the greater of (y) the Adjusted LIBOR Rate in effect from time to time (unless the Adjusted Prime Rate shall be the Applicable Interest Rate as provided in Section 2 hereof) and (z) seven and one half of one percent (7.50%) per annum.
          (e) “Appraisal” means a written appraisal report of the Property as the term “appraisal” is defined in the Code of Professional Ethics of the Appraisal Institute, meeting the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, prepared by a professional appraiser retained by Lender at Borrower’s expense who is a member of the Appraisal Institute, addressed to Lender and in form, scope and substance reasonably satisfactory to Lender, setting forth such appraiser’s determination of the Appraised Value.
          (f) “Appraisal Update” means any written supplement or “update” to an Appraisal, prepared by a professional appraiser retained by Lender at Borrower’s expense who is a member of the Appraisal Institute, addressed to Lender and in form, scope and substance reasonably satisfactory to Lender, setting forth such appraiser’s determination of the Appraised Value.
          (g) “Appraised Value” means the “as-is” fair market value of the Property, which would be obtained in an arms’ length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, on the appraisal date of the Appraisal or Appraisal Update, as applicable.
          (h) “Breakage Costs” means (a) the cost to Lender of re-employing funds bearing interest at an Adjusted LIBOR Rate, incurred (or expected to be incurred) in connection with any payment of any portion of the Loan bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Reference Period or the conversion of an Adjusted LIBOR Rate to any other applicable interest rate on a date other than the last day of the relevant

LIBOR Reference Period, and (b) any amounts payable by Borrower under any Interest Rate Agreement in connection with termination of such Interest Rate Agreement.
          (i) “Closing” means the execution and delivery of this Note by Borrower and Lender.
          (j) “Closing Date” means the date upon which the Closing occurs.
          (k) “Control” or “Controlled by” or “Controlling” or any derivative thereof, when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other ownership interests, or by contract; provided, however, that, without limiting the generality of the foregoing, (a) any Person which, together with its Affiliates, owns, directly or indirectly, securities representing more than fifty percent (50%) of the voting power of a corporation or more than fifty percent (50%) of the partnership, general partnership, membership or other ownership interests (based upon vote) of any other Person is deemed to Control such corporation or other Person, (b) a general partner shall always be deemed to Control any partnership of which it is a general partner, and (c) a managing member of a limited liability company shall always be deemed to Control any limited liability company of which it is a managing member.
          (l) “Debt Service” means the aggregate deemed debt service payments for the period being tested on the amount of the Loan assuming (i) a per annum interest rate equal to seven and one half of one percent (7.50%), and (ii) monthly payments of principal and interest based on amortizing the Original Principal Amount over an amortization period of thirty (30) years.
          (m) “Debt Service Coverage Ratio” means, for a particular period, the ratio of (a) the Net Operating Income of the Property during such period to (b) the aggregate Debt Service deemed payable with respect to such period.
          (n) “Debt Yield Ratio” means, for a particular period, the ratio of (a) the Net Operating Income of the Property during such period to (b) the Outstanding Principal Balance of the Loan on the last day of such period (or such other date as may be expressly specified in this Note).
          (o) “Exit Fee” means a fee payable to Lender pursuant to Section 11 below determined as follows:
     (i) If repayment in full of the Loan shall occur on or before the first anniversary of the Closing Date, no Exit Fee shall be payable;
     (ii) If repayment in full of the Loan shall occur after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, the Exit Fee shall equal the product of (x) one-quarter of one percent (0.25%) and (y) the Original Principal Amount minus the sum of (A) the aggregate Monthly Principal Payments theretofore paid and (B) any Release Pad

Release Price payments previously received by Lender and applied to Loan principal;
     (iii) If repayment in full of the Loan shall occur after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date, the Exit Fee shall equal the product of (x) one-half of one percent (0.50%) and (y) the Original Principal Amount minus the sum of (A) the aggregate Monthly Principal Payments theretofore paid and (B) any Release Pad Release Price payments previously received by Lender and applied to Loan principal;
     (iv) If repayment in full of the Loan shall occur after the third anniversary of the Closing Date, the Exit Fee shall equal the product of (x) three-quarters of one percent (0.75%) and (y) the Original Principal Amount minus the sum of (A) the aggregate Monthly Principal Payments theretofore paid and (B) any Release Pad Release Price payments previously received by Lender and applied to Loan principal.
Nothing herein shall be deemed to excuse Borrower’s obligation to repay the Loan in full not later than the Maturity Date.
          (p) “Gross Revenues” means for any period, all revenues of Borrower, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Property during such period; provided, however, that in no event shall Gross Revenues include (i) any loan proceeds, (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) proceeds from the sale of any Release Pads, (iv) condemnation proceeds; (v) any security deposits received from tenants of the Property, unless and until the same are applied to rent or other obligations in accordance with the tenant’s lease; (vi) income from transactions which are not arms’length in nature or are with third parties that are Affiliates of Borrower; or (vii) any other extraordinary items, in Lender’s sole discretion.
          (q) “Guarantor” means each of TNP Strategic Retail Trust, Inc., a Maryland corporation, Skeffington Enterprises Inc., a California corporation, Moreno Retail Partners, LLC, a California limited liability company,William Skeffington and John Skeffington.
          (r) “LIBOR Business Day” means a Business Day on which dealings in U.S. dollars are carried on in the London interbank market.
          (s) “LIBOR Rate” means, the rate per annum (rounded to the nearest 1/16th) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Lender from time to time) at approximately 11:00 a.m. London time two (2) LIBOR Business Days before the commencement of the LIBOR Reference Period, for deposits in U.S. Dollars (for delivery on the first day of such LIBOR Reference Period) with a term equivalent to such LIBOR Reference Period.
          (t) “LIBOR Rate Margin” means 3.00% per annum.

          (u) “LIBOR Reference Period” means (A) initially, the period commencing on the Second Interest Rate Adjustment Date, and ending thirty (30) days thereafter, and (B) thereafter, a period commencing on the first day after the end of the immediately preceding LIBOR Reference Period and ending thirty (30) days thereafter, provided however, that (i) any LIBOR Reference Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Reference Period would be extended to the next succeeding calendar month, in which case such LIBOR Reference Period shall end on the next preceding LIBOR Business Day, (iii) any LIBOR Reference Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Reference Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month, and (iv) no LIBOR Reference Period may be established which would end after the Maturity Date. Each such successive period (or portion thereof with respect to the final LIBOR Reference Period) during the term of this Note shall constitute a separate LIBOR Reference Period.
          (v) “LIBOR Reserve Percentage” means, for any LIBOR Reference Period, the percentage that is specified two (2) Business Days before the first day of such LIBOR Reference Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including any marginal reserve requirement) for Lender with respect to liabilities consisting of or including (among other liabilities) eurocurrency liabilities in an amount equal to the OPB of the Loan and with a maturity equal to such LIBOR Reference Period.
          (w) “Loan-to-Value Ratio” means the ratio of the Outstanding Principal Balance of the Loan as of the date of determination to the Appraised Value of the Property based on the then most current Appraisal or Appraisal Update.
          (x) “MRP” means Moreno Retail Partners, LLC, a California limited liability company.
          (y) “MRP Note” means that certain Subordinated Convertible Promissory Note, dated as of the date hereof, in the original principal amount of $1,250,000, made by Borrower to MRP.
          (z) “”MRP Note Conversion Event” means the conversion of the unpaid principal balance under the MRP Note into a capital contribution by MRP to the Borrower, pursuant to the terms of Section 4 of the MRP Note.
          (aa) “Net Operating Income” means, for any period, the amount by which Gross Revenues for such period exceeds Operating Expenses for such period.
          (bb) “Net Sales Proceeds” means the excess of (a) the gross purchase price under the applicable purchase agreement for a Release Pad over (b) the actual out of pocket costs incurred by Borrower in connection with the closing of the sale of such Release Pad, which costs shall include such items as escrow charges, transfer taxes, title charges and buyer concessions if required to be paid by seller under the applicable purchase agreement, and commissions to salespersons, in an aggregate amount not to exceed five percent (5%) of the gross purchase price of such Release Pad, and excluding any costs in excess of those customarily and reasonably incurred by sellers in connection with the sale of similar property in the City of Moreno Valley, Riverside County, California.
          (cc) “Operating Expenses” means for any period, the actual costs and expenses of owning, operating, managing and maintaining the Property during such period incurred by Borrower, determined on a cash basis (except for real and personal property taxes and insurance premiums, which shall be determined on an accrual basis and prorated for such period) (including a five percent (5%) vacancy factor and a five percent (5%) management fee), excepting, however, (a) interest or principal due on the Loan, (b) capital expenditures, and (c) depreciation or amortization of capital expenditures or similar non-cash items. In calculating Operating Expenses, for any period during which ninety-five percent (95%) of the net rentable area of the Property is not leased and occupied, a ninety-five percent (95%) occupancy level shall be assumed. All Operating Expenses shall be related to the Property and shall be for services from arms’ length third party transactions or equivalent to the same.
          (dd) “Person” means any individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, joint-stock company, cooperative, association or other firm or any governmental or political subdivision or agency, or any department or instrumentality thereof.
               (i) “Prime Rate” shall mean that interest rate established from time to time by KeyBank National Association as its prime or base rate, whether or not such rate is publicly announced, as such rate shall change from time to time. If KeyBank National Association ceases to announce a prime or base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-sixteenth. If The Wall Street Journal ceases to publish the “Prime Rate,” then Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental authority, then Lender shall select a comparable interest rate index.
               (ii) “Prime Rate Margin” shall mean three percent (3.00%) per annum.
          (ee) “Release Pad” means each of Pad C (“Pad C”), Pad E (“Pad E”), the Wells Fargo Pad (the “Wells Fargo Pad”) and the Jack in the Box Pad (the “Jack in the Box Pad”), as such pads are identified on the site map attached hereto as Exhibit “A” and incorporated herein by this reference.
          (ff) “Release Pad Release Price” means, with respect to each Release Pad, the greater of:
(a)	Net Sales Proceeds from such Release Pad; and

(b)	An amount that, when applied against the principal balance of the Loan results in (1) an increase in the Debt Yield Ratio (calculated based on (i) the Outstanding Principal Balance after giving effect to payment of the Release Pad Release Price and (ii) excluding from Net Operating Income any portion thereof attributable to the Release Pad being sold) of one quarter of one percent (0.25%) based on a twelve (12) month trailing Net Operating Income, (2) a Debt Service Coverage Ratio of 1.30 to 1.00 or greater based on a trailing twelve (12) month Net Operating Income (excluding therefrom any portion thereof attributable to the Release Pad being sold), and (3) a Loan to Value Ratio (subject to a new Appraisal or Appraisal Update excluding the collateral to be released and calculated based on the Outstanding Principal Balance after giving effect to payment of the Release Pad Release Price) equal to or less than fifty percent (50%).
          (gg) “Tangible Net Worth” means the total assets of the specified Guarantor, excluding all intangible assets (i.e., goodwill, trademarks, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements), less Debt.
          (hh) “Test Date” means the last day of each calendar quarter.
          (ii) “Unencumbered Liquidity” means the sum of cash, stocks, bonds, and other near-cash investments held by the specified Guarantor and immediately available with unimpaired value; but not including pledged assets or IRA, 401(k), annuity, or trust accounts.
     4. Security for Note. This Note is secured by a first deed of trust, mortgage, or deed to secure debt (which is herein called the “Security Instrument”) encumbering the Property. This Note, the Security Instrument, and all other documents and instruments existing now or after the date hereof that evidence, secure or otherwise relate to the Loan, including any assignments of leases and rents, other assignments, security agreements, financing statements, guaranties, indemnity agreements (including environmental indemnity agreements), letters of credit, or escrow/holdback or similar agreements or arrangements, together with all amendments, modifications, substitutions or replacements thereof, are sometimes herein collectively referred to as the “Loan Documents” or individually as a “Loan Document.” All amounts that are now or in the future become due and payable under this Note, the Security Instrument, or any other Loan Document, including any Exit Fee and all applicable expenses, costs, charges, and fees, will be referred to herein as the “Debt.” The remedies of Lender as provided in this Note, any other Loan Document, or under applicable law shall be cumulative and concurrent, may be pursued singularly, successively, or together at the discretion of Lender, and may be exercised as often as the occurrence of an occasion for which Lender is entitled to a remedy under the Loan Documents or applicable law. The failure to exercise any right or remedy shall not be construed as a waiver or release of the right or remedy respecting the same or any subsequent default.

     5. Maturity. The entire principal balance hereof, all accrued interest thereon, and any other amounts owing under the Loan Documents shall become immediately due and payable on November 12, 2011, (as such date may be extended as set forth herein, the “Maturity Date”); provided, however, that Lender may extend the Maturity Date up to two (2) successive periods of twelve (12) months each upon Borrower’s satisfaction of the following conditions prior to each such extension:
          (a) Notice to Lender. Borrower requests in writing an extension not more than sixty (60) days nor less than thirty (30) days before the then existing Maturity Date;
          (b) Operating Covenants.
               (i) First Extension. Borrower shall have provided evidence satisfactory to Lender that (x) the Property has achieved a Debt Service Coverage Ratio of 1.25 to 1.00 or greater based on a trailing twelve (12) month Net Operating Income, (y) the Property has achieved a Debt Yield Ratio of nine percent (9.00%) or greater based on a trailing twelve (12) month Net Operating Income, and (c) the Loan to Value Ratio shall be less than or equal to sixty percent (60%); and
               (ii) Second Extension. Borrower shall have provided evidence satisfactory to Lender that (x) the Property has achieved a Debt Service Coverage Ratio of 1.30 to 1.00 or greater based on a trailing twelve (12) month Net Operating Income, (y) the Property has achieved a Debt Yield Ratio of nine and one half of one percent (9.50%) or greater based on a trailing twelve (12) month Net Operating Income, and (c) the Loan to Value Ratio shall be less than or equal to fifty percent (50%).
          (c) Title Updates. Lender has obtained, at Borrower’s expense, such endorsements to Lender’s existing title policy as Lender may require to insure the continued validity of the Security Instrument and its first lien priority on the Property over all encumbrances not previously agreed to by Lender in writing;
          (d) Property Taxes. Borrower has paid all property taxes as provided for in the Loan Documents with no delinquencies;
          (e) Extension Fee. Borrower pays Lender, in connection with each such extension, an extension fee equal to one quarter of one percent (0.25%) of the total of the then Outstanding Principal Balance of this Note;
          (f) No Defaults. As of the date Borrower provides notice of its request for an extension, and as of the then existing Maturity Date, Borrower is in full compliance with all of its covenants and agreements under the Loan Documents and there is no Event of Default, under the Loan Documents or event which, following notice and/or the expiration of any applicable cure period without a cure, would constitute an Event of Default; and
          (g) No Material Adverse Change. No material adverse change in the financial condition of Borrower or any guarantor from the condition shown on the financial statements submitted to Lender and relied upon by Lender in making the Loan shall have occurred, the materiality and adverse effect of such change in financial condition to be reasonably determined by Lender in accordance with its credit standards and underwriting practices in effect at the time of making such determination.
     6. Payments. All amounts payable hereunder shall be payable in lawful money of the United States of America to Lender at Lender’s Address or such other place as the holder hereof may designate in writing. Borrower shall make separate payments of principal and interest under this Note, as directed by Lender. Each payment made hereunder shall be made in immediately available funds and must state the Borrower’s Loan Number. If any payment of principal or interest on this Note is due on a day other than a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day. Any payment on this Note received after 2:00 p.m. local time at the place then designated as the place for receipt of payments hereunder shall be deemed to have been made on the next succeeding Business Day. All amounts due under this Note shall be payable without set off, counterclaim, or any other deduction whatsoever. All payments from Borrower to Lender following the occurrence of an Event of Default shall be applied in such order and manner as Lender elects in reduction of costs, expenses, charges, disbursements and fees payable by Borrower hereunder or under any other Loan Document, in reduction of interest due on the Outstanding Principal Balance, or in reduction of the Outstanding Principal Balance. Lender may, without notice to Borrower or any other person, accept one or more partial payments of any sums due or past due hereunder from time to time while an Event of Default exists hereunder, after Lender accelerates the indebtedness evidenced hereby, and/or after Lender commences enforcement of its remedies under any Loan Document or applicable law, without thereby waiving any Event of Default, rescinding any acceleration, or waiving, delaying, or forbearing in the pursuit of any remedies under the Loan Documents. Lender may endorse and deposit any check or other instrument tendered in connection with such a partial payment without thereby giving effect to or being bound by any language purporting to make acceptance of such instrument an accord and satisfaction of the indebtedness evidenced hereby. As used herein, the term “Business Day” shall mean a day upon which commercial banks are not authorized or required by law to close in the city designated from time to time as the place for receipt of payments hereunder.
     7. Late Charge. If any sum payable under this Note or any other Loan Document (whether payable on or before the Maturity Date) is not received by Lender by close of business on the fifth (5th) day after the date on which it was due, Borrower shall pay to Lender, within five (5) days after demand by Lender, an amount (the “Late Charge”) equal to the lesser of (a) five percent (5%) of the full amount of such sum or (b) the maximum amount permitted by applicable law in order to help defray the expenses incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such Late Charge shall be secured by the Security Instrument and other Loan Documents. The collection of any Late Charge shall be in addition to, and shall not constitute a waiver of or limitation of, a default or Event of Default hereunder or a waiver of or limitation of any other rights or remedies that Lender may be entitled to under any Loan Document or applicable law.
     8. Default Rate. Upon the occurrence of an Event of Default (including the failure of Borrower to make full payment on the Maturity Date), Lender shall be entitled to receive and Borrower shall pay interest on the Outstanding Principal Balance at the rate of five percent (5%) per annum above the Applicable Interest Rate (“Default Rate”) but in no event greater than the maximum rate permitted by applicable law. Interest shall accrue and be payable at the Default Rate from the occurrence of an Event of Default until all Events of Default have been waived in writing by Lender. Such accrued interest shall, to the extent not paid, be added to the Outstanding Principal Balance on the first day of each calendar month, and interest shall accrue thereon at the Default Rate until fully paid. All accrued interest shall be secured by the Security Instrument and other Loan Documents. Borrower agrees that Lender’s right to collect interest at the Default Rate is given for the purpose of compensating Lender at reasonable amounts for Lender’s added costs and expenses that occur as a result of Borrower’s default and that are difficult to predict in amount, such as increased general overhead, concentration of management resources on problem loans, and increased cost of funds. Lender and Borrower agree that Lender’s collection of interest at the Default Rate is not a fine or penalty, but is intended to be and shall be deemed to be reasonable compensation to Lender for increased costs and expenses that Lender will incur if there occurs an Event of Default hereunder. Collection of interest at the Default Rate shall not be construed as an agreement or privilege to extend the Maturity Date or to limit or impair any rights and remedies of Lender under any Loan Documents. If judgment is entered on this Note, interest shall continue to accrue post-judgment at the greater of (a) the Default Rate or (b) the applicable statutory judgment rate.
     9. Origination, Administration, Enforcement, and Defense Expenses. Borrower shall pay Lender, on demand, all Administration and Enforcement Expenses (as hereinafter defined) now or hereafter incurred by Lender, together with interest thereon at the Applicable Interest Rate until the fifth (5th) day following Lender’s initial demand for payment thereof and at the Default Rate thereafter, from the date paid or incurred by Lender until such fees and expenses are paid by Borrower, whether or not an Event of Default or Default then exists. Provided no Event of Default has occurred, fees and expenses related solely to origination and administration of the Loan shall be limited to reasonable fees and expenses, but charges of rating agencies, governmental entities or other third parties that are outside of the control of Lender shall not be subject to the reasonableness standard. For the purpose of this Note, “Administration and Enforcement Expenses” shall mean all fees and expenses incurred at any time or from time to time by Lender, including legal (whether for the purpose of advice, negotiation, documentation, defense, enforcement or otherwise), accounting, financial advisory, auditing, rating agency, appraisal, valuation, title or title insurance, engineering, environmental, collection agency, or other expert or consulting or similar services, in connection with: (a) the origination of the Loan, including the negotiation and preparation of the Loan Documents and any amendments or modifications of the Loan or the Loan Documents, whether or not consummated; (b) the administration, servicing or enforcement of the Loan or the Loan Documents, including any request for interpretation or modification of the Loan Documents or any matter related to the Loan or the servicing thereof (which shall include the consideration of any requests for consents, waivers, modifications, approvals, lease reviews or similar matters and any proposed transfer of the Property or any interest therein), (c) any litigation, contest, dispute, suit, arbitration, mediation, proceeding or action (whether instituted by or against Lender, including actions brought by or on behalf of Borrower or Borrower’s bankruptcy estate or any indemnitor or guarantor of the Loan or any other person) in any way relating to the Loan or the Loan Documents including in connection with any bankruptcy, reorganization, insolvency, or receivership proceeding; (d) any attempt to enforce any rights of Lender against Borrower or any other person that may be obligated to Lender by virtue of any Loan Document or otherwise whether or not litigation is commenced in pursuance of such rights; and (e) protection, enforcement against, or liquidation of the Property or any other collateral for the Loan, including any attempt to inspect, verify, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Loan, the Property or any other collateral for the Loan. All Administration and Enforcement Expenses shall be additional Debt hereunder secured by the Property, and may be funded, if Lender so elects, by Lender paying the same to the appropriate persons and thus making an advance on Borrower’s behalf.
     10. Prepayment.
          (a) Borrower may prepay all or any part of the principal and accrued interest under this Note without premium or penalty, but subject to payment of any Exit Fee payable pursuant to Section 11 below. Borrower shall pay all Breakage Costs of any kind and in any amount incurred by Lender due to any prepayment (including a Default Prepayment) or otherwise.
          (b) Default Prepayment. If a Default Prepayment (as hereinafter defined) occurs, such Default Prepayment shall be deemed to be a voluntary prepayment under this Note. The term “Default Prepayment” shall mean a prepayment of any portion of the principal amount of this Note made after occurrence of a Default or an Event of Default under any circumstances including a prepayment in connection with (i) reinstatement of the Security Instrument provided by statute under foreclosure proceedings or exercise of power of sale, (ii) any statutory right of redemption exercised by Borrower or any other party having a statutory right to redeem or prevent foreclosure or power of sale, (iii) any sale in foreclosure or under exercise of a power of sale or otherwise (including pursuant to a credit bid made by Lender in connection with such sale), (iv) any other collection action by Lender, or (v) exercise by any governmental authority of any civil or criminal forfeiture action with respect to any of the collateral for the Loan. Exchange of this Note for a different instrument or modification of the terms of this Note, including classification and treatment of Lender’s claim (other than non-impairment under Section 1124 of the United States Bankruptcy Code or any successor provision) pursuant to a plan of reorganization in bankruptcy shall also be deemed to be a Default Prepayment hereunder. Nothing contained herein shall be deemed to be a waiver by Lender of any right it may have to require specific performance of any obligation of Borrower hereunder including to make payments hereunder strictly according to the terms hereof.
     11. Exit Fee. Upon the earlier of repayment in full of the Loan (including a Default Prepayment) or the Maturity Date, Borrower shall pay the applicable Exit Fee; provided, however, no Exit Fee shall be payable if the Loan shall be repaid with the proceeds of a new mortgage loan to Borrower (secured by the Property) from Lender or its Affiliate. The Exit Fee shall accrue and be deemed earned by Lender on each anniversary date of the Closing Date to the extent of the Exit Fee that would be payable if the Loan were repaid in full during the twelve (12) months following such anniversary date..
     12. Maximum Rate Permitted by Law. All agreements in this Note and all other Loan Documents are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount agreed to be paid hereunder for the use, forbearance, or detention of money exceed the highest lawful rate permitted under applicable usury laws. If, from any circumstance whatsoever, fulfillment of any provision of this Note or any other Loan Document at the time performance of such provision shall be due shall involve exceeding any usury limit prescribed by law that a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to allow compliance with such limit, and if, from any circumstance whatsoever, Lender shall ever receive as interest an amount that would exceed the highest lawful rate, the receipt of such excess shall be deemed a mistake and shall be canceled automatically or, if theretofore paid, such excess shall be credited against the principal amount of the indebtedness evidenced hereby to which the same may lawfully be credited, and any portion of such excess not capable of being so credited shall be refunded immediately to Borrower.
     13. Events of Default; Acceleration of Amount Due. Lender may in its discretion, without notice to Borrower, declare the entire Debt, including the Outstanding Principal Balance, all accrued interest, all costs, expenses, charges and fees payable under any Loan Document, and Exit Fee immediately due and payable, and Lender shall have all remedies available to it at law or equity for collection of the amounts due, if any of the following (the “Events of Default”) occurs:
          (a) Borrower fails to make full and punctual payment of any Monthly Payment or any other amount payable prior to the Maturity Date (except for payments described in subsection (b) of this Section below) under this Note, the Security Instrument or any other Loan Document within five (5) days of the date on which such payment was due; or
          (b) Borrower fails to make full payment of the Debt when due, whether on the Maturity Date, upon acceleration or prepayment, or otherwise; or
          (c) Borrower shall fail to comply with the Debt Yield Ratio covenants set forth in Section 23 below.
          (d) any breach or default hereunder by Borrower (including breach of or default under any covenant herein), other than a default or breach set forth in any of Sections 13(a) through (c), if such breach or default is not cured within thirty (30) days after written notice from Lender to Borrower (provided that Borrower shall not be entitled to a cure period hereunder if such breach or default is not capable of being cured as determined by Lender), provided however that (i) if Lender determines that such breach or default cannot reasonably be cured within such thirty (30) day period, (ii) Borrower shall have commenced to cure such default within such thirty (30) day period, and (iii) Borrower is thereafter diligently and expeditiously proceeding to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of one hundred twenty (120) days, unless, only in the case of cures that require construction or remedial work, such cure cannot with diligence be completed within such one hundred twenty (120) day period, in which case such period shall be extended for an additional one hundred twenty (120) days or such longer period as Lender shall determine.
          (e) an Event of Default occurs under the Security Instrument or any other Loan Document that has continued beyond any applicable cure period therefor.

     14. Time of Essence. Time is of the essence with regard to each provision contained in this Note.
     15. Transfer and Assignment. This Note may be freely transferred and assigned by Lender. Borrower’s right to transfer its rights and obligations with respect to the Debt, and to be released from liability under this Note, shall be governed by the Security Instrument.
     16. Authority of Persons Executing Note. Borrower warrants and represents that the individuals or officers who are executing this Note and the other Loan Documents on behalf of Borrower have full right, power and authority to do so, and that this Note and the other Loan Documents constitute valid and binding documents, enforceable against Borrower in accordance with their terms, and that no other Person is required to sign, approve, or consent to, this Note.
     17. Severability. The terms of this Note are severable, and should any provision be declared by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall, at the option of Lender, remain in full force and effect and shall in no way be impaired.
     18. Borrower’s Waivers. Borrower and all others liable hereon hereby waive presentation for payment, demand, notice of dishonor, protest, and notice of protest, notice of intent to accelerate, and notice of acceleration, stay of execution and all other suretyship defenses to payment generally. No release of any security held for the payment of this Note, or extension of any time periods for any payments due hereunder, or release of collateral that may be granted by Lender from time to time, and no alteration, amendment or waiver of any provision of this Note or of any of the other Loan Documents, shall modify, waive, extend, change, discharge, terminate or affect the liability of Borrower and any others that may at any time be liable for the payment of this Note or the performance of any covenants contained in any of the Loan Documents.
     19. Governing Law. This Note shall be governed and construed generally according to the laws of the jurisdiction in which the real property collateral for this Note is located without regard to the conflicts of law provisions thereof (“Governing State”).
     20. JURISDICTION AND VENUE. BORROWER HEREBY CONSENTS TO PERSONAL JURISDICTION IN THE GOVERNING STATE. VENUE OF ANY ACTION BROUGHT TO ENFORCE THIS NOTE OR ANY OTHER LOAN DOCUMENT OR ANY ACTION RELATING TO THE LOAN OR THE DEBT OR THE RELATIONSHIPS CREATED BY OR UNDER THE LOAN DOCUMENTS (“ACTION”) SHALL, AT THE ELECTION OF LENDER, BE IN (AND IF ANY ACTION IS ORIGINALLY BROUGHT IN ANOTHER VENUE, THE ACTION SHALL AT THE ELECTION OF LENDER BE TRANSFERRED TO) A STATE OR FEDERAL COURT OF APPROPRIATE JURISDICTION LOCATED IN THE GOVERNING STATE. BORROWER HEREBY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF THE STATE COURTS OF THE GOVERNING STATE AND OF FEDERAL COURTS LOCATED IN THE GOVERNING STATE IN CONNECTION WITH ANY ACTION AND HEREBY WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY OTHER STATE TO OBJECT TO

JURISDICTION WITHIN SUCH STATE FOR PURPOSES OF ANY ACTION. Borrower hereby waives and agrees not to assert, as a defense to any Action or a motion to transfer venue of any Action, (i) any claim that it is not subject to such jurisdiction, (ii) any claim that any Action may not be brought against it or is not maintainable in those courts or that this Note or any of the other Loan Documents may not be enforced in or by those courts, or that it is exempt or immune from execution, (iii) that the Action is brought in an inconvenient forum, or (iv) that the venue for the Action is in any way improper.
     21. Notices. Any notice required or permitted to be given hereunder must be in writing and given (a) by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; (b) by delivering the same in person to such party; (c) by transmitting a facsimile copy to the correct facsimile phone number of the intended recipient (with a second copy to be sent to the intended recipient by any other means permitted under this Section 19); or (d) by depositing the same into the custody of a nationally recognized overnight delivery service addressed to the party to be notified. In the event of mailing, notices shall be deemed effective three (3) days after posting; in the event of overnight delivery, notices shall be deemed effective on the next Business Day following deposit with the delivery service; in the event of personal service or facsimile transmissions, notices shall be deemed effective when delivered. For purposes of notice, the addresses of the parties shall be as set forth in the Table. A copy of any notice sent, transmitted or delivered to Lender shall also be delivered to Kaye Scholer LLP, 1999 Avenue of the Stars, Suite 1700, Los Angeles, California, 90067, Attention: Michael A. Santoro, Esq. From time to time either party may designate another address than the address set forth for all purposes of this Note by giving the other party no less than ten (10) days advance notice of such change of address in accordance with the notice provisions hereof.
     22. Avoidance of Debt Payments. To the extent that any payment to Lender and/or any payment or proceeds of any collateral received by Lender in reduction of the Debt is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, to Borrower (or Borrower’s successor) as a debtor in possession, or to a receiver, creditor, or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the portion of the Debt intended to have been satisfied by such payment or proceeds shall remain due and payable hereunder, be evidenced by this Note, and shall continue in full force and effect as if such payment or proceeds had never been received by Lender whether or not this Note has been marked “paid” or otherwise cancelled or satisfied and/or has been delivered to Borrower, and in such event Borrower shall be immediately obligated to return the original Note to Lender and any marking of “paid” or other similar marking shall be of no force and effect.
     23. Financial Statements, Reports and Documents of Borrower/Debt Yield Ratio.
          (a) Borrower shall deliver to Lender each of the following:
               (i) Annual Financial Statements. As soon as practicable and in any event within one hundred and twenty (120) days after the close of each fiscal year of each Borrower, audited financial statements of Borrower for such period, which shall include a detailed balance sheet, statement of operations (income and expenses), statement of cash flow and statement of changes in members’ or partners’ capital or shareholder’s equity, as applicable prepared in accordance with GAAP consistently applied for all periods, and audited by and accompanied by an opinion thereon by a “Big Four” certified public accounting firm or another independent certified public accounting firm selected by Borrower and reasonably acceptable to Lender. Such financial statements shall also be certified by the chief executive, operating or financial officer of Borrower as being true, correct and complete and fairly presenting the financial position of Borrower.
               (ii) Tax Returns. As soon as practicable and in any event within sixty (60) days following the earlier of the filing of such return or such return’s last due date, signed federal and state tax returns for Borrower, together with all schedules.
               (iii) Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days after the end of each calendar quarter (A) unaudited financial statements of Borrower for such period, which shall include a detailed balance sheet, statement of operations (income and expenses), statement of cash flow and statement of changes in members’ or partners’ capital or shareholder’s equity, as applicable prepared in accordance with GAAP consistently applied for all period and certified by the chief executive, operating or financial officer of Borrower as being true, correct and complete in all material respects and fairly presenting the financial position of Borrower, (B) in the event of any changes therein from the organizational chart previously delivered to Lender, the then current organizational chart of Borrower which organizational chart shall be in substantially the same form, detail and scope as the Borrower’s organizational chart delivered on the Closing Date, and (C) any other financial information with respect to Borrower as shall be reasonably requested by Lender and be readily available to such Borrower.
               (iv) Property Reports. Within ten (10) days following the end of each calendar month, the following reports concerning the Property:
(a)	a rent roll in a form specified or approved by Lender,

(b)	a tenant sales report, but only to the extent any tenant actually delivers such report,

(c)	statement of operations (income and expenses) for the Property, and

(d)	a comparison of the budgeted income and expenses and the actual income and expenses for such month and year-to-date for the Property.
               (v) Compliance Certificate. Within sixty (60) days after the end of each calendar quarter, a certificate in form and substance specified by Lender (a “Quarterly Compliance Statement”) executed by the chief executive, operating or financial officer of Borrower (in his or her capacity as such) which certificate shall (i) set forth the Debt Yield Ratio as of the Test Date occurring as of the end of such calendar quarter and (ii) certify that to the knowledge of Borrower, no default or Event of Default shall exist as of the date of such statement, and, if so, stating the facts with respect thereto.

          (b) Debt Yield Ratio.
               (i) As of each Test Date during the period commencing on the Closing Date to the second (2nd) anniversary of the Closing Date, Borrower shall cause the Property to have a Debt Yield Ratio of eight and one half of one percent (8.5%) or greater based on a trailing twelve (12) month Net Operating Income;
               (ii) As of each Test Date during the period commencing on the day following the second (2nd) anniversary of the Closing Date to the third (3rd) anniversary of the Closing Date (provided Borrower has satisfied all of the conditions for the First Extension set forth in Section 4(b) hereof), Borrower shall cause the Property to have a Debt Yield Ratio of nine percent (9.0%) or greater based on a trailing twelve (12) month Net Operating Income; and
               (iii) As of each Test Date during the period commencing on the day following the third (3rd) anniversary of the Closing Date to the Maturity Date (provided Borrower has satisfied all of the conditions for the Second Extension set forth in Section 4(b) hereof), Borrower shall cause the Property to have a Debt Yield Ratio of nine and one half of one percent (9.50%) or greater based on a trailing twelve (12) month Net Operating Income.
     24. Collateral Release. So long as there does not exist: (i) any Event of Default by Borrower under the Loan Documents or under any document evidencing or securing any other loan from Lender or its Affiliates to Borrower (a “Related Loan”) or (ii) any event which, following notice and/or the expiration of any applicable cure period without a cure, would constitute an Event of Default thereunder, Borrower shall be entitled to a partial reconveyance of the Security Instrument as against a Release Pad, but only upon Borrower’s fulfillment of all conditions to such partial reconveyance specified in the Security Instrument, this Note, or any of the other Loan Documents, or otherwise set forth below:
          (a) Interest and Reimbursable Advances. Borrower pays any delinquent monthly interest payments and any advances by Lender that are reimbursable by Borrower under any of the Loan Documents, whether or not Borrower is then in default with respect to such reimbursement;
          (b) Release Pad Release Price. Borrower makes a payment to Lender in an amount equal to the Release Pad Release Price for the particular Release Pad, together with accrued and unpaid interest thereon through the date paid;
          (c) Property Legally Subdivided. A final map has been recorded and the Property has otherwise been legally subdivided into parcels or lots such that both (a) the Release Pad to be released and (b) the portion of the Property remaining subject to the Security Instrument are legally segregated properties capable of being transferred in accordance with the law;
          (d) Access Unimpaired. The partial release does not deny or unreasonably impair access to public roads and utilities for either the portion of the property remaining subject to the Security Instrument or the Release Pad to be released;

          (e) Identification of Property. Borrower secures all necessary services of surveyors, engineers, and other consultants of any kind or nature whatsoever required in connection with the partial release in order to sufficiently identify the portion of the property to be released and to enable the trustee under the Security Instrument to complete the partial release; and
          (f) Costs and Expenses. Borrower pays the demand fees, reconveyance fees, servicing fees, and other reasonable costs of preparing and delivering the partial reconveyance, the premium for any special title insurance endorsements required by Lender, and any and all other escrow, legal, closing, and recording costs incurred by Lender in connection with such partial reconveyance, including reasonable attorney’s fees.
     25. Miscellaneous. Neither this Note nor any of the terms hereof, including the provisions of this Section, may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought, and the parties hereby: (a) expressly agree that it shall not be reasonable for any of them to rely on any alleged, non-written amendment to this Note; (b) irrevocably waive any and all right to enforce any alleged, non-written amendment to this Note; and (c) expressly agree that it shall be beyond the scope of authority (apparent or otherwise) for any of their respective agents to agree to any non-written modification of this Note. This Note may be executed in several counterparts, each of which counterpart shall be deemed an original instrument and all of which together shall constitute a single Note. The failure of any party hereto to execute this Note, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. If Borrower consists of more than one Person, then the obligations and liabilities of each Person shall be joint and several and in such case, the term “Borrower” shall mean individually and collectively, jointly and severally, each Borrower. As used in this Note, (i) the terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to,” (ii) any pronoun used herein shall be deemed to cover all genders, and words importing the singular number shall mean and include the plural number, and vice versa, (iii) all captions to the Sections hereof are used for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, this Note, (iv) no inference in favor of, or against, Lender or Borrower shall be drawn from the fact that such party has drafted any portion hereof or any other Loan Document, (v) the words “Lender” and “Borrower” shall include their respective successors (including, in the case of Borrower, any subsequent owner or owners of the Property or any part thereof or any interest therein and Borrower in its capacity as debtor-in-possession after the commencement of any bankruptcy proceeding), assigns, heirs, personal representatives, executors and administrators, (vi) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or,” (vii) the words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Note refer to this Note as a whole and not to any particular provision or section of this Note, (viii) an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender, and (ix) in the computation of periods of time from a specified date to a later date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. Wherever Lender’s judgment, consent, approval or discretion is required under this Note or Lender shall have an option, election, or right of determination or any other power to decide any other matter relating to the terms of this Note, including any right to determine that something is satisfactory or not (“Decision Power”), such Decision Power shall be exercised in the sole and absolute discretion of Lender except as may be otherwise expressly and specifically provided herein. Such Decision Power and each other power granted to Lender upon this Note or any other Loan Document may be exercised by Lender or by any authorized agent of Lender (including any servicer and/or attorney-in-fact), and Borrower hereby expressly agrees to recognize the exercise of such Decision Power by such authorized agent. In the event of a conflict between or among the terms, covenants, conditions or provisions of the Loan Documents, the term(s), covenant(s), condition(s) and/or provision(s) that Lender may elect to enforce from time to time so as to enlarge the interest of Lender in its security, afford Lender the maximum financial benefits or security for the Debt, and/or provide Lender the maximum assurance of payment of the Debt in full shall control. BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN PROVIDED WITH SUFFICIENT AND NECESSARY TIME AND OPPORTUNITY TO REVIEW THE TERMS OF THIS NOTE, THE SECURITY INSTRUMENT, AND EACH OF THE LOAN DOCUMENTS, WITH ANY AND ALL COUNSEL IT DEEMS APPROPRIATE, AND THAT NO INFERENCE IN FAVOR OF, OR AGAINST, LENDER OR BORROWER SHALL BE DRAWN FROM THE FACT THAT EITHER SUCH PARTY HAS DRAFTED ANY PORTION HEREOF, OR THE SECURITY INSTRUMENT, OR ANY OF THE LOAN DOCUMENTS.
     26. Intentionally omitted.
     27. California Waivers. TO THE EXTENT APPLICABLE, BORROWER HEREBY EXPRESSLY (I) WAIVES ANY RIGHT IT MAY HAVE UNDER CALIFORNIA CIVIL CODE § 2954.10, OR ANY SUCCESSOR STATUTE, TO PREPAY THIS NOTE IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF THE MATURITY DATE, AND (II) AGREES THAT IF A PREPAYMENT OF ANY OR ALL OF THIS NOTE IS MADE, FOLLOWING ANY ACCELERATION OF THE MATURITY DATE BY LENDER ON ACCOUNT OF ANY TRANSFER OR DISPOSITION PROHIBITED OR RESTRICTED BY THE SECURITY INSTRUMENT, BORROWER SHALL BE OBLIGATED TO PAY, CONCURRENTLY THEREWITH, THE ADDITIONAL INTEREST AND OTHER AMOUNTS PAYABLE UNDER SECTIONS 10 AND 11 OF THIS NOTE, IF ANY. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER HEREBY DECLARES THAT LENDER’S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THE LOAN AGREEMENT CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY THE UNDERSIGNED, FOR THIS WAIVER AND AGREEMENT.
BORROWER’S INITIALS:

     Intending to be fully bound, Borrower has executed this Note effective as of the day and year first above written.

Borrower:	TNP SRT MORENO MARKETPLACE, LLC, a Delaware limited liability company

By: TNP Strategic Retail Operating Partnership, LP, a Delaware limited partnership, its Sole Member

	By:	TNP Strategic Retail Trust, Inc., a Maryland corporation, its General Partner

		By:	/s/ Wendy Worcester

Wendy Worcester
Chief Financial Officer, Treasurer and Secretary

Exhibit “A”
Map of Release Pads
(See attached)